SITEL CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULES

Consolidated Financial Statements
---------------------------------

Independent Auditors' Report..........................................      F-2

Consolidated Balance Sheets at December 31, 1997 and 1998.............      F-3

Consolidated Statements of Income (Loss) For The Years Ended
December 31, 1996, 1997 and 1998......................................      F-4

Consolidated Statements  of Stockholders' Equity For The Years Ended
December 31, 1996, 1997 and 1998......................................      F-5

Consolidated Statements of Cash Flows For The Years Ended December 31,
1996, 1997, and 1998..................................................      F-6

Notes to Consolidated Financial Statements............................      F-7

Financial Statement Schedules
-----------------------------

Independent Auditor's Report..........................................      S-1

Schedule II - Valuation and Qualifying Accounts......................       S-2

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
SITEL Corporation:

     We have audited the accompanying consolidated balance sheets of SITEL Corporation and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SITEL Corporation and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                             KPMG Peat Marwick LLP

Omaha, Nebraska
February 5, 1999

                       SITEL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                        ASSETS                                       December 31,
                                                                          -------------------------------
(in thousands, except share data)                                             1997             1998
                                                                          --------------   --------------
Current assets:
     Cash and cash equivalents........................                    $        24,285  $        14,472
     Trade accounts receivable (net of allowance
       for doubtful accounts of $5,099 and $3,970, in
       1997 and 1998, respectively)...................                            107,697          129,809
     Marketable securities............................                                159               --
     Prepaid expenses.................................                              3,916            5,257
     Deferred income taxes............................                              3,153            1,658
     Other assets.....................................                              9,548            6,024
                                                                          ---------------  ---------------
          Total current assets........................                            148,758          157,220
Property and equipment, net...........................                            120,600          125,615
Deferred income taxes.................................                             11,114           15,425
Goodwill, net.........................................                             94,381           93,288
Other assets..........................................                             11,027           14,062
                                                                          ---------------  ---------------
          Total assets................................                    $       385,880  $       405,610
                                                                          ===============  ===============

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Notes payable....................................                    $        14,376  $        30,545
     Current portion of long-term debt................                             10,793            3,671
     Current portion of capitalized lease
       obligations....................................                              4,934            3,650
     Trade accounts payable...........................                             27,322           30,784
     Income taxes payable.............................                              8,398            3,875
     Accrued wages, salaries and bonuses..............                             14,120           15,620
     Accrued operating expenses.......................                             22,984           23,527
     Deferred revenue and other.......................                              6,286            3,888
                                                                          ---------------  ---------------
         Total current liabilities....................                            109,213          115,560
Long-term debt, excluding current portion.............                            102,505          107,027
Capitalized lease obligations, excluding current
    portion...........................................                             12,983            9,210
Deferred compensation.................................                              1,407            1,591
Minority interest.....................................                              1,384           10,368

Commitments and contingencies

Stockholders' equity:
     Common stock, voting, $.001 par value 200,000,000 shares
        authorized, 63,099,597 and 64,399,645 shares issued
        and outstanding in 1997
        and 1998, respectively........................                                 63               64
     Paid-in capital..................................                            155,326          157,892
     Accumulated other comprehensive income...........                             (6,415)          (4,428)
     Retained earnings................................                              9,414            8,326
                                                                          ---------------  ---------------
          Total stockholders' equity..................                            158,388          161,854
                                                                          ---------------  ---------------
          Total liabilities and stockholders' equity..                    $       385,880  $       405,610
                                                                          ===============  ===============

     The accompanying notes are an integral part of the consolidated financial statements.

                       SITEL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                                           For The Years Ended December 31,
                                                               ---------------------------------------------------------
                                                                    1996                 1997                1998
                                                               ----------------    -----------------    ----------------
(in thousands, except per share data)
Revenues...................................                    $        312,750    $         491,474    $        586,318
                                                               ----------------    -----------------    ----------------
Operating expenses:
     Cost of services......................                             163,717              270,942             331,586
     Selling, general and administrative
        expenses...........................                             120,695              185,589             235,900
     Restructuring expenses................                                  --               15,681               6,607
                                                               ----------------    -----------------    ----------------
        Total operating expenses...........                             284,412              472,212             574,093
                                                               ----------------    -----------------    ----------------
        Operating income...................                              28,338               19,262              12,225
                                                               ----------------    -----------------    ----------------
Other income (expense):
     Transaction related expenses..........                              (6,988)                  --                  --
     Interest income.......................                               1,108                  561                 925
     Interest expense......................                              (1,335)              (5,657)            (13,672)
     Other income, net.....................                                  32                  126                 263
                                                               ----------------    -----------------    ----------------
        Total other income (expense).......                              (7,183)              (4,970)            (12,484)
                                                               ----------------    -----------------    ----------------
Income (loss) before income taxes and minority
     interest..............................                              21,155               14,292                (259)

Income tax expense.........................                              10,221               11,306                 966

Minority interest..........................                                  77                  174                (651)
                                                               ----------------    -----------------    ----------------
Net income (loss) from continuing
     operations............................                              10,857                2,812               (574)
Extraordinary loss on refinancing of debt,
     net of taxes..........................                                  --                   --               (514)
                                                               ----------------    -----------------    ---------------
         Net income (loss).................                    $         10,857    $           2,812    $        (1,088)
                                                               ================    =================    ===============

Income (loss) from continuing operations per common share:
     Basic.................................                    $           0.19    $            0.05    $         (0.01)
     Diluted...............................                    $           0.16    $            0.04    $         (0.01)

Income (loss) per common share:
     Basic.................................                    $           0.19    $            0.05    $         (0.02)
     Diluted...............................                    $           0.16    $            0.04    $         (0.02)

Weighted average common shares outstanding:
     Basic.................................                              57,793               61,764             63,888
     Diluted...............................                              65,929               68,811             63,888

The accompanying notes are an integral part of the consolidated financial statements.

                       SITEL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For The Years Ended December 31, 1996, 1997, and 1998

                                                                                     Accumulated
                                                                                        Other          Retained            Total
                                                       Common        Paid-in        Comprehensive      Earnings        Stockholders'
   (dollars in thousands)                              Stock         Capital           Income          (Deficit)          Equity
                                                       -----         -------           ------          ---------       -------------

Balance, December 31, 1995...................          $  51        $ 69,530          $     54         $      (4,255)  $     65,380
   Issuance of 5,982,220 shares of common stock, net
   of offering expenses......................              6          42,239                --                    --         42,245
   Issuance of 1,719,642 shares of common stock for
   options exercised.........................              2              92                --                    --             94
   Tax benefit of stock options exercised....             --           5,040                --                    --          5,040
   Transactions by pooled companies:
      Issuance of 332,196 shares of common
      stock..................................             --             835                --                    --            835
   Comprehensive income
      Net income.............................             --              --                --                10,857         10,857
      Currency exchange adjustment...........             --              --             1,257                    --          1,257
      Change in unrealized gain, net of
         taxes...............................             --              --             1,017                    --          1,017
                                                                                                                       ------------
      Total comprehensive income.............             --              --                --                    --         13,131
                                                       -----        --------         ---------          ------------   ------------
Balance, December 31, 1996...................             59         117,736             2,328                 6,602        126,725
   Issuance of 1,891,562 shares of common stock
      for options exercised..................              2             226                --                    --            228
   Tax benefit of stock options exercised....             --           7,685                --                    --          7,685
   Issuance of 2,332,375 shares of common stock
      for acquisitions.......................              2          29,679                --                    --         29,681
   Comprehensive income (loss)
         Net income..........................             --              --                --                 2,812          2,812
         Currency exchange adjustment........             --              --            (7,798)                   --         (7,798)
         Change in unrealized gain,
             net of taxes....................             --              --              (945)                   --           (945)
                                                                                                                       ------------
         Total comprehensive income (loss)...             --              --                --                    --         (5,931)
                                                       -----        --------         ---------          ------------   ------------
Balance, December 31, 1997...................             63         155,326            (6,415)                9,414        158,388
   Issuance of 1,192,348 shares of common stock
     for options exercised...................              1               2                --                    --              3
   Tax benefit of stock options exercised....             --           2,175                --                    --          2,175
   Issuance of  41,353 shares of common stock
      for acquisitions.......................             --             295                --                    --            295
   Other.....................................             --              94                --                    --             94
   Comprehensive income (loss)
      Net loss...............................             --              --                --                (1,088)        (1,088)
      Currency exchange adjustment...........             --              --             2,059                    --          2,059
      Change in unrealized gain, net of
         taxes...............................             --              --               (72)                   --            (72)
                                                                                                                       ------------
      Total comprehensive income.............             --              --                --                    --            899
                                                       -----        --------         ---------          ------------   ------------
   Balance, December 31, 1998................          $  64        $157,892         $  (4,428)         $      8,326   $    161,854
                                                       =====        ========         =========          ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                       SITEL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

 (in thousands)                                                               For The Years Ended December 31,
                                                                        --------------------------------------------
                                                                             1996           1997           1998
                                                                        -------------   ------------  --------------
Cash flows from operating activities:
   Net income (loss)......................................              $      10,857   $      2,812  $      (1,088)
   Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
         Extraordinary loss on refinancing of debt........                         --             --            792
         Restructuring provision..........................                         --         15,513          4,100
         Depreciation and amortization....................                     13,256         28,687         40,355
         Provision for deferred income taxes..............                      1,823         (1,498)        (2,816)
         Deferred compensation............................                        557            (53)           184
         Gain on sale of marketable securities............                         --           (407)          (208)
         Change in assets and liabilities:
           Trade accounts receivable......................                    (17,083)       (36,977)       (18,123)
           Other assets...................................                      4,060         (7,677)         2,482
           Trade accounts payable.........................                      6,662          5,694          4,063
           Other liabilities..............................                     15,711         12,920        (11,998)
                                                                        -------------   ------------  -------------
              Net cash provided by operating activities...                     35,843         19,014         17,743
                                                                        -------------   ------------  -------------
Cash flows from investing activities:
   Purchases of property and equipment....................                    (39,954)       (69,437)       (52,033)
   Proceeds from sale-leasebacks of facilities............                         --             --          9,397
   Proceeds from sales of property and equipment                                  199          2,711          1,513
   Acquisitions, net of cash acquired.....................                    (27,936)       (47,023)        (2,193)
   Settlement of purchase price payable...................                         --        (13,934)            --
   Investments in marketable securities...................                    (63,793)            --             --
   Sale of marketable securities..........................                     76,840            558            257
   Changes in other assets, net...........................                       (380)        (4,228)            --
                                                                        -------------   ------------  -------------
              Net cash used in investing activities.......                    (55,024)      (131,353)       (43,059)
                                                                        -------------   ------------  -------------
Cash flows from financing activities:
   Borrowings on notes payable............................                     17,169         83,307         20,294
   Repayments of notes payable............................                    (16,026)       (68,440)        (4,398)
   Borrowings  on long-term debt..........................                        500        360,398        149,917
   Repayment of long-term debt............................                     (2,048)     (260,499)       (149,399)
   Payment of long-term debt issuance costs...............                         --            --          (3,228)
   Repayment of redeemable preference shares..............                     (2,075)           --              --
   Payments on capital lease obligations..................                       (259)       (2,211)         (5,061)
   Common stock issued, net of expenses...................                     42,339           228               3
   Capital contribution from subsidiary shareholder.......                         --            --           1,400
   Sale of stock of subsidiaries..........................                         --            --           6,541
   Other..................................................                         --           900              (9)
                                                                        -------------   -----------  --------------
              Net cash provided by financing activities...                     39,600       113,683          16,060
                                                                        -------------   -----------  --------------
Effect of exchange rates on cash..........................                        760        (2,769)           (557)
                                                                        -------------   -----------  --------------
              Net increase (decrease) in cash.............                     21,179        (1,425)         (9,813)
 Cash and cash equivalents, beginning of year.............                      4,531        25,710          24,285
                                                                        -------------   -----------  --------------
 Cash and cash equivalents, end of year...................              $      25,710   $    24,285  $       14,472
                                                                        =============   ===========  ==============
 Supplemental disclosures of cash flow information:
     Interest paid........................................              $         846   $     4,712  $        8,986
     Income taxes paid....................................              $       4,311   $     7,859  $        6,235

 Supplemental  disclosures of non-cash investing and financing activities:
   The tax benefit of stock options exercised was $5,040, $7,685 and $2,175 in 1996, 1997 and 1998, respectively. The Company incurred capitalized leases of $2,101, $13,225, and $757 in 1996, 1997 and 1998, respectively. The Company issued stock in connection with the acquisition of businesses with a value of $5,498, $29,681, and $295 in 1996, 1997 and 1998, respectively.

     The accompanying notes are an integral part of the consolidated financial statements.

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies and Practices:

     (a) Description of Business. SITEL Corporation ("SITEL") and subsidiaries (collectively, the "Company") provide customer relationship management services in North America, Europe, Asia Pacific and Latin America. On behalf of its clients, the Company finds, acquires and retains customers and helps enhance and grow these relationships through a variety of value-added services working with several types of electronic media ranging from the telephone, to e-mail and the Internet. The Company provides services to clients principally in the financial services, insurance, telecommunications, technology, utilities, consumer, media, government and travel sectors.

     (b) Principles of Consolidation. The consolidated financial statements include the financial statements of SITEL Corporation and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     During 1996, the Company acquired all of the outstanding common stock of National Action Financial Services, Inc. ("NAFS") by issuing 2,742,452 shares of its common stock and all of the outstanding common stock of Mitre plc ("Mitre") by issuing 18,341,106 shares of its common stock in two separate business combinations accounted for using the pooling-of-interests method of accounting. Accordingly, the consolidated financial statements for periods prior to each business combination have been restated to include the accounts and results of operations of NAFS and Mitre. No significant adjustments were required to conform the accounting policies of the combining enterprises.

     The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below:

                                            (in thousands)
                                                 1996
                                                 ----
           Revenues:
               SITEL                            $ 196,279
               NAFS                                15,685
               Mitre                              100,786
                                            -------------
                      Combined                  $ 312,750
                                            =============
           Net income (loss)
               SITEL                            $   6,016
               NAFS                                (1,132)
               Mitre                                5,973
                                            -------------
                      Combined                  $  10,857
                                            =============

     Transaction related expenses of approximately $0.7 million and $6.3 million for the combinations with NAFS and Mitre, respectively, were expensed during 1996 at the closing of each transaction.

     (c) Translation of Foreign Currencies. The Company's non-U.S. subsidiaries, except in Mexico, use as their functional currency the local currency of the countries in which they operate. Their assets and liabilities are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during the period. Translation gains and losses are included as a component of equity. Transaction gains and losses related to intercompany accounts are included in the determination of net income.

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company's subsidiary in Mexico uses the U.S. dollar as its functional currency. The effect of remeasurement into the functional currency is not material and is included in the determination of net income (loss).

     (d) Revenue Recognition. The Company recognizes revenues as services are performed for its clients. Certain contracts allow for the provision of services whereby the Company is able to invoice and receive payment for its services in advance of the performance of those services. Such advance payments are recorded as deferred revenue until such time as the services are performed.

     (e) Cash Equivalents. Cash equivalents generally consist of highly liquid debt instruments purchased with an original maturity of three months or less.

     (f) Property and Equipment. Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets which range from 3 to 20 years. Assets recorded for leasehold improvements and under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

     (g) Investments in Marketable Securities. All marketable securities held by the Company at December 31, 1997, were classified as available-for-sale and recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from income and are reported as a separate component of stockholders' equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. Fair values are estimated based upon quoted market values.

     (h) Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances, if any, are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized. Income taxes are not accrued for unremitted earnings of international operations that have been, or are intended to be, reinvested indefinitely.

     (i) Goodwill. Goodwill consists of the difference between the purchase price incurred in acquisitions using the purchase method of accounting and the fair value of net assets acquired and is being amortized using the straight-line method over 25 years. Accumulated amortization of goodwill at December 31, 1997 and 1998 was $5.0 million and $8.8 million, respectively. The Company monitors events and changes in circumstances which may require a review of the carrying value of goodwill at each consolidated balance sheet date to assess recoverability based on estimated undiscounted future operating cash flows. Impairments are recognized in operating results when a permanent diminution in value occurs based on fair value. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

     (j) Income (Loss) Per Share. Income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares and common equivalent shares outstanding during each period, after giving retroactive effect to business combinations accounted for using the pooling-of-interests method of accounting. The difference in shares utilized in calculating basic and diluted income per share represents the number of shares assumed to be issued from the exercise of potentially dilutive stock options under the Company's stock option

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

plans less shares assumed to be purchased with proceeds from the exercise of the stock options. There are no reconciling items between the Company's reported net income or loss and net income or loss used in the computation of basic and diluted income (loss) per share. The Company excluded all of its outstanding options to purchase common stock from the calculation of diluted loss per share in 1998 because such options were anti-dilutive.

     (k) Use of Estimates. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (l) Stock Compensation. The Company recognizes stock-based compensation expense using the intrinsic value method. Under that method, no compensation expense is recorded if the exercise price of the employee stock options equals or exceeds the market price of the underlying stock on the date of grant. For disclosure purposes, pro forma net income (loss) and income (loss) per share are provided as if the fair value method had been applied.

     (m) Financial Instruments. Fair values of cash and cash equivalents, accounts receivable, accounts payable, marketable securities, long term debt (primarily with variable interest rates) other than the Company's Senior Subordinated Notes due 2006 (the "Notes"), capital leases and notes payable are estimated to approximate carrying values due to the short maturities or other characteristics of these financial instruments. The fair value of the Notes was approximately $92 million at December 31, 1998, based on market transactions near that date.

     During 1997, the Company entered into forward contracts designed to manage the Company's exposure to fluctuations in the value of currencies of certain foreign countries in which the Company had significant operations. These contracts were marked to market with gains or losses recognized in the Company's statements of income (loss) as other income (expense). Such amounts were not material.

     During 1998, SITEL also entered into forward exchange contracts designed to manage the Company's exposure to fluctuations in the value of currencies of certain foreign countries where it had foreign-currency denominated short-term intercompany loans. The forward contracts were marked to market with gains or losses recognized in the Company's statements of income (loss) as other income (expense). Such amounts were not material.

     (n) Accounting Pronouncement. Statement of Financial Accounting Standards ("SFAS") 130, Reporting Comprehensive Income establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company's comprehensive income
(loss) was $13.1 million, $(5.9) million and $0.9 million for the fiscal years 1996, 1997 and 1998, respectively. The difference between the Company's reported net income (loss) and comprehensive income (loss) for those periods is primarily due to the change in the currency exchange adjustment. The accumulated other comprehensive income included in the Company's consolidated balance sheets at December 31, 1997 and 1998 is primarily the accumulated currency exchange adjustment.

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.   Acquisitions:

     In February 1996, the Company acquired the teleservicing businesses of C.T.C. Canadian Telephone Corporation and 2965496 Canada, Inc. (collectively,
"CTC") through purchases of certain assets and the assumption of certain liabilities of each business for a purchase price of approximately $4.2 million, including acquisition costs. The acquisition of CTC has been accounted for as a purchase. Accordingly, the purchase price has been allocated to the assets and liabilities acquired based upon their fair values at the date of acquisition and the results of operations of CTC have been included in the consolidated results of operations since the date of acquisition. Goodwill of approximately $4.2 million was recorded for the excess of purchase price over the fair value of net assets acquired. Prior to the acquisition date, the results of operations of CTC were not significant.

     In June 1996, the Company acquired Teleaction S.A. ("Teleaction"), a Spanish teleservicing company, through the payment of approximately $25 million for 69.2% of the capital stock, and, an unconditional commitment (the "purchase price payable") to close the purchase of the remaining 30.8% in June 1998. The purchase price payable included an unconditional commitment to pay a minimum of
1.4 billion Spanish pesetas (approximately US $10.8 million at acquisition) plus additional amounts of contingent consideration based upon the attainment of specified levels of earnings before interest, depreciation, and income taxes as defined in the acquisition agreement. The Company accounted for the transaction as an acquisition of all of the outstanding capital stock of Teleaction because it acquired the risks and rewards of ownership except for the contingent consideration, which has been accounted for as additional purchase price paid. In the fourth quarter of 1997, the Company completed the acquisition of the remaining 30.8% for approximately $14 million, a valuation consistent with the terms of the original agreement. The Company accounted for the acquisition as a purchase. Accordingly, the purchase price has been allocated to assets and liabilities acquired based on their estimated fair values at the date of acquisition and the results of operations of Teleaction have been included in the consolidated results of operations since the date of acquisition. Goodwill of approximately $28.7 million was recorded for the excess of purchase price over net assets acquired, including the additional payments made in the settlement of the remaining purchase price payable during 1997.

     In January 1997, the Company acquired all of the outstanding capital stock of Telebusiness Holdings, a systems integration company based in Australia and New Zealand. In February 1997, the Company acquired substantially all of the assets of Exton Technology Group, a teleservicing technical support company based in Madison, Wisconsin. In March 1997, the Company acquired all of the outstanding stock of Levita Group Pty Ltd., an Australian based teleservicing company, and all of the outstanding stock of L&R Group Limited, a United Kingdom based teleservicing consulting firm. In May 1997, the Company acquired all of the outstanding stock of Support Systems Developers, Inc., a teleservices technical support company based in Vienna, Virginia. In July 1997, the Company acquired all of the outstanding stock of Svanberg & Co. Intressenter AB, a teleservices firm based in Sweden. In September 1997, the Company acquired all of the outstanding stock of Telephone Marketing Services (Ireland), Ltd., a teleservices firm based in Ireland. In November 1997, the Company acquired a 49% equity interest in Grupo de Comercializacion Integrada S.A. de C.V. ("GCI"), a teleservicing subsidiary of Corporacion Interamericana de Entretenimiento, S.A. de C.V. ("CIE"), an event promotion and management company in Latin America. The terms of the acquisition provided for the Company's effective control of GCI through the Company's ability to elect a majority of the board of directors and through responsibility of the board for the day-to-day operations of GCI. Therefore, the Company has accounted for the transaction as an acquisition of a subsidiary and consolidated the results of operations of GCI since the date of acquisition. Under the terms of the acquisition, the other shareholder of GCI is also provided certain protective rights which, in the opinion of management, do not impair the Company's ability to effectively exercise its control over GCI. Those protective rights include the ability of the other shareholder to veto actions of the subsidiary resulting in its dissolution or reorganization, its filing of bankruptcy or insolvency, sale of a significant portion of its

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

assets, amendment to its by-laws, issuance of additional capital stock or significant reacquisition of its capital stock, and its contracting with related parties among other rights.

     The total cost of the Company's 1997 acquisitions were approximately $76.7 million, subject to certain adjustments and excluding transaction costs and liabilities assumed. Included in the total cost was the issuance of approximately 2.3 million shares of the Company's common stock valued at approximately $29.7 million. These 1997 acquisitions have been accounted for as purchases and accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the dates of acquisition, and the results of operations have been included in the accompanying consolidated financial statements since the dates of acquisition. The total purchase price in excess of the fair market value of the net assets acquired was recorded as goodwill ($65.6 million).

     The following pro forma information shows the results of the Company as though the acquisitions described earlier for 1996 and 1997, occurred as of January 1, 1996. These results include certain adjustments consistent with the Company's policy related to amortization of intangible assets. These results are not necessarily indicative of the results that actually would have been obtained if the acquisitions had been in effect at the beginning of each period or which may be attained in the future.

                                           For the Years Ended December 31,
                                                   1996             1997
                                                -----------       ----------
                                         (in thousands, except per share data)
                                                      (unaudited)
       Revenue                               $     373,602     $    510,553
       Net income                            $       9,348     $      1,814
       Income per common share:
             Basic                           $        0.16     $       0.03
             Diluted                         $        0.14     $       0.03

     In May, 1998, the Company acquired all of the outstanding stock of MSC 24 S.A., which owned 100% of Intuiparc Assistance S.A. ("Intuiparc"), a teleservicing company based in France, through the payment of approximately $1.5 million in cash, including acquisition costs, and the issuance of approximately 41,000 shares of stock valued at approximately $0.3 million. The acquisition of Intuiparc has been accounted for as a purchase. Accordingly, the purchase price has been allocated to the assets and liabilities acquired based upon their fair values at the date of acquisition and the results of operations of Intuiparc have been included in the consolidated results of operations since the date of acquisition. Goodwill of approximately $2.5 million was recorded for the excess of purchase price over the fair value of net assets acquired. Prior to the acquisition date, the results of operations of Intuiparc were not significant.

3.   Sale of Stock of Subsidiaries:

     During 1998 the Company sold newly issued stock of certain subsidiaries located in the Asia Pacific region to Lend Lease Corporation Limited, Sydney, Australia and certain of its subsidiaries ("Lend Lease"). Lend Lease paid approximately $6.6 million for a 20% interest in these subsidiaries, which provide outsourced call center solutions throughout the region. Lend Lease has several options to increase its ownership percentage in amounts up to a total of 49% which, subject to meeting certain conditions, expire at various times through on or about March 2004. The option exercise prices are intended to approximate fair value through formulas tied to the subsidiary's revenue levels for certain prior periods. The Company also has an option to reacquire the original shares sold to Lend Lease at an agreed formula price from on or about March 2000 through on or about March 2001 so long as Lend Lease has not exercised its option to increase its ownership percentage. Lend Lease also has an option to sell its shares back

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to the Company at an agreed formula price (the "put option"). The put option expires upon the earlier of Lend Lease exercising its option to increase its ownership percentage or on or about March 2001.

     Operations of these subsidiaries are controlled by a management committee on which Lend Lease and the Company have equal representation. The Company, however, effectively controls the operations of these subsidiaries through certain dispute resolution processes that are included in the shareholder agreements. Should the Company exercise its control through these dispute resolution processes, Lend Lease has the option to sell its shares back to the Company at an agreed formula price which is intended to approximate fair value.

     Although the purchase price paid by Lend Lease exceeds the book value of the 20% ownership that it acquired, due to the put option, the Company has included the entire amount of the stock purchase price as minority interest. The Company will accrete to the put option formula price if earnings credited to the minority interest are not sufficient to record the amount that would be required to be paid to Lend Lease upon its exercise of the put option.

4.   Investments in Marketable Securities:

     The amortized cost, gross unrealized holding gains and fair value for available-for-sale securities at December 31, 1997 was as follows:

                                                   (in thousands)
                                                       Gross
                                                     Unrealized
                                     Amortized        Holding         Fair
                                       Cost            Gains          Value
                                       ----            -----          -----

       Equity securities             $     49       $     110       $      159
                                     ========       =========       ==========

     Proceeds from the sale of marketable securities available-for-sale were $76.8 million, $0.6 million, and $0.3 million in 1996, 1997 and 1998, respectively. Gross realized gains of $0.4 million and $0.2 million were realized in 1997 and 1998, respectively. No gross realized losses were realized in 1997 or 1998 and no gross realized gains or losses were realized in 1996.

5.   Property and Equipment:

     Property and equipment at December 31, 1997 and 1998 consisted of the following:

                                                        (in thousands)
                                                    1997              1998
                                                ------------      -----------
      Telecommunications equipment              $     89,067      $   127,146
      Furniture, equipment, and other                 43,985           48,503
      Leasehold improvements                          18,707           21,094
      Buildings                                       19,591           13,464
      Other                                            1,080              366
                                                ------------      -----------
                                                     172,430          210,573
      Less accumulated depreciation                   51,830           84,958
                                                ------------      -----------
                                                $    120,600      $   125,615
                                                ============      ===========

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.   Long-term Debt:

     Long-term debt at December 31, 1997 and 1998, consisted of the following:

                                                                           (in thousands)
                                                                       1997             1998
                                                                   -------------    -------------
  9.25% Senior Subordinated Notes due in March, 2006.....          $       --         $ 100,000

  Long-term revolving credit facility at variable interest
  rates (6.56% at December 31, 1998).....................              99,500             3,500

  Various notes payable acquired at acquisition of GCI, with
  variable interest rates (42.3% at December 31, 1998)...               3,859             1,288

  Other notes payable with weighted-average interest rates of
  6.1% at December 31, 1998..............................               9,939             5,910
                                                                   ----------         ---------
                                                                      113,298           110,698
  Less current portion...................................              10,793             3,671
                                                                   ----------         ---------
  Total..................................................          $  102,505         $ 107,027
                                                                   ==========         =========

     In March 1998, the Company completed the private placement of $100 million of 9.25% Senior Subordinated Notes due 2006 (the "Notes"). The proceeds from the offering were used to repay borrowings outstanding under the Company's then outstanding long term revolving credit facility (the "Credit Facility"), which was also amended on that date.

     The Notes, which include interest payable semiannually, are general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future senior debt of the Company. The Notes are guaranteed by certain of the Company's subsidiaries and contain certain covenants that limit the ability of the Company and certain of its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, merge or consolidate with another company and sell or otherwise dispose of all or substantially all of the assets of the Company.

     The Notes are redeemable, at the Company's option, in whole or in part from time to time on or after March 15, 2002. If redeemed during the twelve-month period commencing on March 15 of the year set forth below, the redemption prices are as follows, plus in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

                Year                                             Percentage
                ----                                             ----------
                2002      ..........................              104.625%
                2003      ..........................              103.083%
                2004      ..........................              101.542%
                2005 and thereafter     ............              100.000%

     In addition, the Company may redeem up to 35% of the aggregate principal amount of the Notes at any time on or prior to March 15, 2001 at 109.25% of the principal amount thereof, plus accrued interest to the date of redemption, from the net proceeds of one or more public equity offerings, as defined. Also, upon a change of control of the Company, as defined, the Company may be required to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase.

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     In connection with the repayment of the amounts due under the existing Credit Facility from the proceeds of the Notes, the Company also reached an agreement with a syndicate of commercial banks to amend the Company's existing Credit Facility. Certain of the financial covenants and restrictions from the existing facility were amended and the Company's eligible domestic accounts receivable were pledged as security. The amended facility provides for interest payable quarterly and a variable commitment fee on any unused balances. The obligations of the Company under the facility have been guaranteed by the Company's domestic subsidiaries and are secured by a pledge of the Company's shares in such subsidiaries and certain other foreign subsidiaries. The facility contains certain financial covenants and certain restrictions on, among other things, the Company's ability to incur additional debt, make certain investments, and sell assets or merge with another company. The facility also prohibits the payment of cash dividends on common stock without the banks' consent. The facility becomes due and payable upon a change of control of the Company as defined in the facility agreement. The borrowings were limited under the amended Credit Facility to an amount based upon a percentage of the Company's eligible domestic accounts receivable, as defined, up to $75 million. As a result of the amendment, the Company recognized an extraordinary charge of $514,000, net of tax, to write off the deferred costs of the original Credit Agreement. Additionally, in the second and third quarters of 1998, the Company sought and obtained certain modifications to the amended Credit Facility to permit continued availability of borrowing under such facility. In connection with the modification in the third quarter the total available was reduced to $50 million. As of December 31, 1998, the Company was in compliance with all of the covenants and restrictions of the amended facility.

     Additionally, several international lines of credit are available to fund local working capital requirements. The maximum borrowings under these facilities are approximately $32.0 million. At December 31, 1998, the total amount of notes payable outstanding under these facilities approximated $30.5 million with a weighted-average interest rate of 7.2%. Including unused international lines of credit, the Company had unused lines of credit totaling approximately $36.6 million at December 31, 1998.

     The aggregate maturities of long-term debt for each of the five years following December 31, 1998 are as follows: (in thousands)

                                                            Maturities of
                      Year Ending December 31,              Long-term Debt
                      ------------------------            -------------------
                      1999                                  $    3,671
                      2000                                       2,909
                      2001                                         220
                      2002                                       3,666
                      2003 and thereafter                      100,232

7.   Common Stock:

     The Company completed a public offering of common stock in February 1996. The Company sold 5,982,220 shares at a price of $7.50 per share, as adjusted for stock splits. Net proceeds of $42.2 million were realized by the Company after deducting the underwriting discount and offering expenses.

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.   Income Taxes:

     For financial reporting purposes, income (loss) from continuing operations before income taxes and minority interest includes the following components:

                                                (in thousands)
                                          For The Years Ended December 31,
                                  --------------------------------------------
                                     1996            1997             1998
                                  -----------    ------------    -------------

        Pretax income (loss):
          United States             $  8,653         $15,005        $  9,958
          Foreign                     12,502           (713)         (10,217)
                                  ----------     ----------      -----------
               Total                $ 21,155         $14,292        $   (259)
                                  ==========     ===========     ===========

     The components of the provision for income tax expense (benefit) consists of:

                                             (in thousands)
                                     For The Years Ended December 31,
                                 -----------------------------------------
                                   1996            1997             1998
                                 --------        --------         --------
Current:
  Federal                      $  3,929         $  5,805         $  1,899
  Foreign                         4,529            7,112            1,950
  State                             (60)            (113)             (67)
                               --------         --------         --------
                                  8,398           12,804            3,782

Deferred:
  Federal                         1,521            1,237              960
  Foreign                            --           (2,735)          (3,776)
  State                             302               --               --

                               --------         --------         --------
                                  1,823           (1,498)          (2,816)
                               --------         --------         --------
  Provision for
  income tax expense           $ 10,221         $ 11,306         $    966
                               ========         ========         ========

     In 1998 a tax benefit of $0.3 million was allocated to the extraordinary loss on the refinancing of debt. Certain of the income tax benefits related to the exercise of stock options reduce taxes currently payable and are credited to paid-in capital. The amount credited was approximately $5.0 million, $7.7 million, and $ 2.2 million in 1996, 1997 and 1998, respectively.

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:
                                                          (in thousands)
                                                For The Years Ended December 31,
                                                --------------------------------
                                                           1997       1998
                                                           ----       ----
Deferred tax assets:
  Accrued compensation and other liabilities .........   $10,362     $ 9,013
  Net operating loss and other credit
     carryforwards ...................................     1,846       2,984
  Deferred tax items related to
     international operations ........................     2,433       6,209
  Other ..............................................       346         696
                                                         -------     -------
       Total deferred tax assets .....................    14,987      18,902
                                                         -------     -------

Deferred tax liabilities:
  Leased assets and depreciation .....................       319       1,358
  Unrealized gain on marketable securities ...........        37          --
  Other ..............................................       364         461
                                                         -------     -------
        Total deferred tax liabilities ...............       720       1,819
                                                         -------     -------
        Net deferred tax assets ......................   $14,267     $17,083
                                                         =======     =======

     The Company has not recorded a valuation allowance related to its deferred tax assets. Based upon the Company's current and historical pretax earnings, adjusted for significant deductions estimated to be available from the exercise of nonqualified stock options, management believes that it is more likely than not that the Company will generate sufficient taxable income to fully realize the benefits of its recorded deferred tax assets.

     At December 31, 1998, the Company had U.S. Federal net operating loss carryforwards of approximately $1.1 million, which will expire in 2004. At December 31, 1998, the Company had alternative minimum tax credit carryforwards of approximately $2.6 million.

     The difference between the Company's income tax expense as reported in the accompanying consolidated financial statements and that which would be calculated applying the U.S. Federal income tax rate of 34% on pretax income
(loss), less minority interest, is as follows:

                                                       (in thousands)
                                              For The Years Ended December 31,
                                              --------------------------------
                                                  1996        1997        1998
                                                  ----        ----        ----

Expected Federal income taxes                  $  7,166    $  4,859    $    (88)
State taxes, net of Federal effects                 (40)        (74)        (44)
Amortization of goodwill                            266         159         222
Impact of foreign operations, including
  goodwill                                          438       1,278       1,647
Merger related costs                              2,257          --          --
State incentive tax credits (see note 14)            --       1,446          --
Impairment losses on intangible assets               --       3,400          --
Other                                               134         238        (771)
                                               --------    --------    --------
       Total                                   $ 10,221    $ 11,306    $    966
                                               ========    ========    ========

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   Lease Obligations:

     The Company is obligated under various capital leases for property and certain equipment that expire at various dates through 2015. Capitalized leased equipment included in property and equipment was approximately $17.8 million and $11.8 million at December 31, 1997 and 1998, respectively, net of accumulated amortization.

     The Company also leases property and certain equipment under noncancelable operating lease arrangements which expire at various dates through 2018. Rent expense was approximately $6.7 million, $15.4 million, and $23.0 million for the years ended December 31, 1996, 1997 and 1998, respectively. Certain leases of real property provide options to extend the lease terms.

     Future minimum lease payments under noncancelable operating leases and future minimum capital lease payments as of December 31, 1998 are as follows:

                                                    (in thousands)
                                              Capital           Operating
                                              Leases             Leases
                                              ------             ------
       Year ending December 31,
           1999                               $    4,092      $      22,715
           2000                                    1,543             19,737
           2001                                      697             17,479
           2002                                      544             13,597
           2003 and thereafter                     7,350             63,415
                                              ----------      -------------
                                                  14,226      $     136,943
                                                              =============
       Less amount representing interest           1,366
                                              ----------
       Present value of net minimum lease
              obligations                     $   12,860
                                              ==========

10.  Stock-Based Compensation:

The Company has four stock option plans described as follows:

a) Stock Plan for Replacement of Existing Options ("Replacement Plan"). Under this plan, options for 4,541,780 shares were granted in 1995, with an option price of $.0025 per share, as replacements for 3,110,000 options outstanding at February 28, 1995.

b) Stock Option Plan ("EEB Replacement Plan"). Under this plan, options for 7,381,720 shares were granted in 1995, with an option price of $.0025 per share, as replacements for the Company's employee equity benefit plan ("EEB Plan"). The EEB Plan had 12,655,000 units outstanding with base values ranging from $0.85 to $1.71. With respect to both the Replacement Plan and the EEB Replacement Plan, the following applies: Options are exercisable in five equal annual installments from January 1996 to May 2000. The Company recorded these option grants to 265 employees at the estimated fair value at date of grant ($2.91), with a corresponding charge to special compensation expense totaling $34.6 million in 1995. All options granted were vested as of the date of grant. No further options will be granted under these plans.

c) 1995 Employee Stock Option Plan ("Employee Plan"). The Employee Plan provides for the granting of various types of incentive awards (including incentive stock options, nonqualified options, stock appreciation rights, restricted shares, and performance shares or units) for the issuance of up to an aggregate of 9,800,000 shares of

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     common stock to employees and independent consultants of the Company and its subsidiaries. Vesting terms vary with each grant, and option terms may not exceed ten years. Option prices, set by the Compensation Committee of the Board of Directors, may not be less than the fair market value at date of grant for incentive stock options or less than par value for nonqualified stock options. At December 31, 1998, there were approximately
     3.1 million shares available for issuance pursuant to future grants under the Employee Plan.

d) 1995 Non-Employee Directors Stock Option Plan ("Directors Plan"). The Directors Plan provides for automatic formula grants of nonqualified options to each independent director of the Company. Each independent director is granted options to purchase 18,000 shares of common stock upon election or re-election to a three-year term on the Board of Directors. Option prices equal the fair market value of the common stock on the date of grant. Options vest and become exercisable in three equal annual installments commencing one year after grant. The Directors Plan is administered by the Board members who are not eligible to participate in the plan. At December 31, 1998, there were 224,000 shares available for issuance pursuant to future grants under the Directors Plan.

All four plans require optionees to enter into certain voting and resale agreements which place certain restrictions on actions of the optionee.

     Additional information as to shares subject to options is as follows:

                                                           Weighted-Average
                                     Number of            Exercise Price
                                      Options               per Option
                                      -------               ----------

Balance, January 1, 1996                 12,539,500    $             .29
    Granted                               5,608,462                15.39
    Exercised                            (1,719,642)                 .05
    Canceled                                (50,908)               15.75
                                  -----------------    -----------------
Balance, December 31, 1996               16,377,412                  .44
    Granted                               6,478,211                13.08
    Exercised                            (1,891,562)                 .12
    Canceled                             (5,343,144)               15.69
                                  -----------------    -----------------
Balance, December 31, 1997               15,620,917                 5.78
    Granted                               7,197,652                 4.58
    Exercised                            (1,192,348)               .0025
    Canceled                             (7,721,832)               12.63
                                  -----------------    -----------------
Balance, December 31, 1998               13,904,389    $            1.96
                                  =================    =================

Exercisable at December 31, 1998          2,966,869    $            1.24
                                  =================    =================

     The number of options granted and canceled in 1997 and 1998 include the effect of amendments to the terms of pre-existing option agreements issued under the 1995 Plan. The number of options subject to the amendments and therefore shown as granted and canceled were 4,222,405 and 5,590,225 in 1997 and 1998, respectively. The amendments to the terms of the options in both 1997 and 1998 lowered the exercise prices to prevailing market values of the common stock and altered certain vesting provisions of the options.

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table summarizes information about stock options outstanding at December 31, 1998.

                                    Options Outstanding                        Options Exercisable
                     -------------------------------------------------- -----------------------------------
                                        Weighted-          Weighted-
                         Number         Average             Average                          Weighted
Range of             Outstanding at     Remaining          Exercise      Exercisable at       Average
Exercise Prices         12/31/98     Contractual Life       Price          12/31/98       Exercise Price
----------------------------------------------------------------------- -----------------------------------
          $.0025     7,155,148                1.41          $.0025          2,387,452           $.0025
  $2.34 to $3.50     5,661,094                8.04           $3.46            156,700            $3.50
  $3.72 to $9.75     1,005,000                5.00           $6.27            372,000            $5.87
$10.47 to $19.50        83,147                6.87          $15.84             50,717           $15.44

     The per share weighted-average fair value of stock options granted during 1996, 1997, and 1998, was $7.84, $7.72, and $3.22, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected dividend yield 0.0%, expected volatility factor 30.0%, risk-free interest rate of 6.48%, 6.31%, and 5.4% in 1996, 1997, and 1998, respectively, and an expected life of 8.62 years, 9.04 years, and 8.0 years in 1996, 1997, and 1998, respectively.

     Had the Company determined compensation cost based on the fair value at the grant date for its stock options, the Company's net income (loss) and income
(loss) per share would have been reduced to the pro forma amounts indicated below:

                                                           (in thousands, except per share data)
                                                              For The Years Ended December 31,
                                                    ---------------------------------------------------
                                                         1996               1997             1998
                                                    ---------------     -------------    --------------
Net income (loss):              As Reported             $10,857           $ 2,812         $(1,088)
                                Pro Forma                10,186            (1,473)         (2,861)

Income (loss) per share:        As Reported
                                   Basic                $  0.19           $  0.05         $ (0.02)
                                   Diluted                 0.16              0.04           (0.02)
                                Pro Forma
                                   Basic                $  0.18           $ (0.02)        $ (0.04)
                                   Diluted                 0.15             (0.02)          (0.04)

     In June 1995, NAFS entered into an agreement with one employee whereby the Company committed to grant options amounting to 2% of the common stock of NAFS to the employee in connection with his initial employment contract. In May 1996, NAFS fulfilled this commitment by issuing the options and recording compensation expense, which has been classified as selling, general, and administrative expense, of approximately $0.6 million.

11.  Benefit Plans:

     The Company's 401(k) plan, formed in January 1994, covers substantially all domestic employees who are 18 years of age with 60 days or more of service. Participants may elect to contribute 1% to 17% of compensation. The Company may elect to make a year end contribution to the 401(k) plan. Company contributions to the plan were $.05 million in 1996. No contributions were made in 1997 or 1998.

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company also makes contributions to certain executive and other employee personal retirement programs, primarily in Europe. Amounts contributed to those plans were $.03 million, $.2 million and $1.0 million in 1996, 1997 and 1998, respectively.

     Effective May 15, 1994, the Company adopted a deferred compensation plan for certain executive employees who elect to contribute to the plan. The Company may voluntarily match all or a portion of the participants' contributions. Participants are 100% vested in their contributions and the Company's contributions vest over a 15-year period. No contributions were made to the plan in 1996, 1997 or 1998.

     During 1998, the Company implemented an Employee Stock Purchase Plan ("ESPP" or the "Plan"). The Plan enables eligible employees to purchase the Company's stock at 85% of the current market value on a quarterly basis.

12.  Segment  Data:

     The Company's operations are conducted in one business segment; the provision of customer relationship management services working with several types of electronic media ranging from the telephone, to e-mail and the Internet. The Company's services are provided through a number of operating subsidiaries in a variety of locations around the world. However, the nature of services, the nature of the processes involved in providing those services, the types of customers and the expected long-term operating income from these subsidiaries are similar.

     A summary of the Company's operations by geographic area follows.

                                                    (in thousands)
                                           For The Years Ended December 31,
                                       -------------------------------------
                                          1996          1997          1998
                                          ----          ----          ----
REVENUE:
  - United States                       $179,334      $250,160      $314,500
  - United Kingdom                        79,861       116,055       102,895
  - Spain                                 27,598        57,449        52,820
  - Other foreign countries               25,957        67,810       116,103
                                        --------      --------      --------
                                        $312,750      $491,474      $586,318
                                        ========      ========      ========
Long-Lived Assets:
  - United States                       $ 33,829      $ 93,042      $ 87,314
  - United Kingdom                        18,506        30,083        31,972
  - Spain                                 35,420        35,138        37,964
  - Other foreign countries               13,389        67,745        75,715
                                        --------      --------      --------
                                        $101,144      $226,008      $232,965
                                        ========      ========      ========

Revenues are primarily attributed to countries based upon the location where the services are performed.

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  Contingencies:

     From time to time, the Company is involved in litigation incidental to its business. Management believes that any resulting liability beyond that provided, should not materially affect the Company's financial position, future results of operations or future cash flows.

14.  Restructuring and Impairment of Assets:

     In 1997, the Company recorded provisions of $15.7 million for restructuring expenses and impairment losses. Included in this charge were impairment losses on long-lived assets of $11.0 million, severance and other costs of $3.6 million, and costs related to losses on contractual obligations of $1.1 million. The Company's restructuring plan included the following initiatives:

     o Concurrent with the decision to pursue a new joint-venture equity partner in the Asia Pacific region, management discontinued virtually all third party operations of its Telebusiness unit. The decision to discontinue these operations resulted from the disappointing results of operations during 1997 combined with the recognition that the Company's joint-venture partner would not participate in managing or funding these operations. The resulting impairment loss of approximately $10.0 million represented primarily the write-off of unamortized goodwill. The Company also accrued certain other costs of $0.5 million related to this initiative, including severance for 18 employees. Revenues and operating loss of these operations were approximately $3.5 million and $1.2 million, before the effects of these charges, in 1997.

     o The Company relocated its corporate headquarters and closed or consolidated certain under-performing call centers. Costs incurred as a result of these plans consisted principally of commitments related to abandoned or excess space for leased facilities of approximately $1.1 million and impairment losses of $1.0 million which were recorded by the Company for obsolete technology to record these assets at their estimated fair value, less costs of disposal. The Company also incurred severance for 17 employees and other costs of $0.2 million related to this plan.

         The plan to close under-performing call centers also affected management's assessment of the carrying value of certain deferred tax assets of $1.4 million originating from state incentive tax credits related to employment incentives. These deferred tax assets were expensed in 1997 because management believed that it was more likely than not that these benefits would ultimately not be utilized.

     o The Company reorganized its corporate management in Europe. The substantial majority of costs related to this plan were severance costs of $2.8 million for the involuntary termination of 31 employees. The Company also incurred other costs of $0.1 million related to this plan.

     The amount of actual severance and other costs paid and actual losses charged against the liability for contractual obligations during 1997 and 1998 was approximately $3.6 million and $0.7 million, respectively.

     In 1998, the Company recorded a $6.6 million charge for restructuring expenses primarily related to its European operations. Included in that charge was $6.4 million related to statutory or contractual severance and other costs for approximately 250 employees. The restructuring expenses also include $0.2 million for the cost of excess leased facilities. The amount of severance and other costs paid during 1998 was approximately $2.5 million.

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.  Shareholder Rights Plan:

     In August 1998, the Company's Board of Directors adopted a Shareholder Rights Plan (the "Rights Plan") that provides for the issuance of preferred share purchase rights that expire in August, 2008. The rights generally will be exercisable and transferable apart from the common stock only after the tenth day following public disclosure that a person or group of affiliated or associated persons has acquired 20% or more of the outstanding shares of common stock (thereby becoming an "Acquiring Person"). The rights will also be exercisable on such date as the Board of Directors determines after the commencement or announcement of a tender or exchange offer by a person or group for 20% or more of the outstanding shares of common stock.

     If any person or group of affiliated or associated persons acquires 20% or more of the outstanding shares of common stock and the Company's redemption right has expired, each holder of a right (except those held by the Acquiring Person) will have the right to purchase shares of the Company's common stock (or in certain circumstances, shares of preferred stock or similar securities of the Company) having a value equal to two times the exercise price of the right. Alternatively, if, in a transaction not approved by the Board of Directors, the Company is acquired in a merger or other business combination or 50% or more of its assets or earnings power are sold, and the Company's redemption right has expired, each holder of a right will have the right to purchase that number of shares of common stock of the acquiring company having the market value of two times the exercise price of the right. The rights may not be exercisable while they are redeemable. The rights, which have a $30 exercise price, are redeemable by the Company at a price of $.001 per right at any time until up to and including the 10th day after the time that a person or group has become an Acquiring Person.

16.  Supplemental Guarantor Financial Information:

     The Notes are guaranteed, on a full, unconditional and joint and several basis, by all wholly-owned domestic subsidiaries of the Company. Separate financial statements of the guarantor subsidiaries are not presented because management has determined that they would not be material to investors. However, the following condensed consolidating information presents:

(1) Condensed consolidating financial statements as of December 31, 1997 and 1998, and for the years ended December 31, 1996, 1997 and 1998 of (a) SITEL Corporation, the parent, (b) the guarantor subsidiaries, (c) the nonguarantor subsidiaries and (d) SITEL Corporation on a consolidated basis,

(2) SITEL Corporation, the parent, with the investments in all subsidiaries accounted for on the equity method, and the guarantor subsidiaries with the nonguarantor subsidiaries accounted for on the equity method (one of the guarantor subsidiaries is the parent of the nonguarantor subsidiaries), and

(3) Elimination entries necessary to consolidate SITEL Corporation, the parent, with all subsidiaries.

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Condensed Consolidating Balance Sheet
                                December 31, 1997
                                 (in thousands)

16.  Supplemental Guarantor Financial Information (Continued):

                                                Guarantor    Nonguarantor
                                      Parent   Subsidiaries  Subsidiaries   Eliminations  Consolidated
                                      ------   ------------  ------------   ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents ....   $  11,514   $   2,075     $  10,696     $      --       $  24,285
  Trade accounts receivable, net      21,832      22,167        65,313        (1,615)        107,697
  Marketable securities ........         159          --            --            --             159
  Prepaid expenses and other
     current assets ............       6,523         264         9,830            --          16,617
                                   ---------   ---------     ---------     ---------       ---------
  Total current assets .........      40,028      24,506        85,839        (1,615)        148,758
Property and equipment, net ....      37,585      24,251        58,764            --         120,600
Deferred income taxes ..........      11,070          --            44            --          11,114
Goodwill, net ..................       1,627      21,926        70,828            --          94,381
Other assets ...................       7,532         121         3,374            --          11,027
Investments in subsidiaries ....     180,112      94,999            --      (275,111)             --
Notes receivable, intercompany..          --      22,203            --       (22,203)             --
                                   ---------   ---------     ---------     ---------       ---------
     Total assets ..............   $ 277,954   $ 188,006     $ 218,849     $(298,929)      $ 385,880
                                   =========   =========     =========     =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable ................   $      --   $      --     $  14,376     $      --       $  14,376
  Current portion of long-term
     debt ......................       2,026          --         8,767            --          10,793
  Current portion of
     capitalized lease
     obligations ...............         308          98         4,528            --           4,934
  Trade accounts payable .......       2,841       1,202        24,894        (1,615)         27,322
  Accrued expenses and other
     current liabilities........      11,168       6,210        34,410            --          51,788
                                   ---------   ---------     ---------     ---------       ---------
     Total current liabilities..      16,343       7,510        86,975        (1,615)        109,213
Long-term debt, excluding
     current portion ...........     101,488          --         1,017            --         102,505
Capitalized lease obligations,
     excluding current
     portion ...................         328         140        12,515            --          12,983
Notes payable, intercompany
     and other .................          --         244        21,959       (22,203)             --
Deferred compensation ..........       1,407          --            --            --           1,407
Minority interest ..............          --          --         1,384            --           1,384
Stockholders' equity ...........     158,388     180,112        94,999      (275,111)        158,388
                                   ---------   ---------     ---------     ---------       ---------
Total liabilities and
     stockholders' equity ......  $  277,954   $ 188,006     $ 218,849     $(298,929)      $ 385,880
                                  ==========   =========     =========     =========       =========

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      Condensed Consolidating Balance Sheet
                                December 31, 1998
                                 (in thousands)

16.  Supplemental Guarantor Financial Information (Continued):

                                                Guarantor    Nonguarantor
                                      Parent   Subsidiaries  Subsidiaries   Eliminations  Consolidated
                                      ------   ------------  ------------   ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents ..     $   2,410   $   1,190     $  10,872     $      --       $  14,472
  Trade accounts receivable, net      33,676      33,179        75,540       (12,586)        129,809
  Prepaid expenses and other
     current assets ..........         2,956         241         9,742            --          12,939
                                   ---------   ---------     ---------     ---------       ---------
     Total current assets ....        39,042      34,610        96,154       (12,586)        157,220
Property and equipment, net ..        31,302      22,523        71,790            --         125,615
Deferred income taxes ........         9,390          --         6,035            --          15,425
Goodwill, net ................         1,537      21,021        70,730            --          93,288
Other assets .................        10,805         126         3,131            --          14,062
Investments in subsidiaries...       188,690      88,293            --      (276,983)             --
Notes receivable, intercompany            --      28,833            --       (28,833)             --
                                   ---------   ---------     ---------     ---------       ---------
     Total assets ............     $ 280,766   $ 195,406     $ 247,840     $(318,402)      $ 405,610
                                   =========   =========     =========     =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable ................   $      --   $      --     $  30,545     $      --       $  30,545
  Current portion of long-term
     debt ......................       2,136          --         1,535            --           3,671
  Current portion of
     capitalized lease
     obligations ...............         328          81         3,241            --           3,650
  Trade accounts payable .......       1,338       1,655        40,377       (12,586)         30,784
  Accrued expenses and other
     current liabilities .......       9,963       4,922        32,025            --          46,910
                                   ---------   ---------     ---------     ---------       ---------
     Total current liabilities..      13,765       6,658       107,723       (12,586)        115,560
Long-term debt, excluding
     current portion............     103,556          --         3,471            --         107,027
Capitalized lease obligations,
     excluding current portion..          --          58         9,152            --           9,210
Notes payable, intercompany
     and other .................          --          --        28,833       (28,833)             --
Deferred compensation ..........       1,591          --            --            --           1,591

Minority interest ..............          --          --        10,368            --          10,368

Stockholders' equity ...........     161,854     188,690        88,293      (276,983)        161,854
                                   ---------   ---------     ---------     ---------       ---------
Total liabilities and
     stockholders' equity.......   $ 280,766   $ 195,406     $ 247,840     $(318,402)      $ 405,610
                                   =========   =========     =========     =========       =========

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  Supplemental Guarantor Financial Information (Continued):

               Condensed Consolidating Statement of Income (Loss)
                      For the year ended December 31, 1996
                                 (in thousands)

                                                Guarantor    Nonguarantor
                                      Parent   Subsidiaries  Subsidiaries   Eliminations  Consolidated
                                      ------   ------------  ------------   ------------  ------------
Revenues ....................      $ 122,582   $  56,752     $ 133,416     $      --       $ 312,750
                                   ---------   ---------     ---------     ---------       ---------
Operating expenses:
  Cost of services ..........         63,839      30,595        69,283            --         163,717
  Selling, general and
     administrative
     expenses ...............         52,913      20,117        47,665            --         120,695
                                   ---------   ---------     ---------     ---------       ---------
     Total operating
        expenses ............        116,752      50,712       116,948            --         284,412
                                   ---------   ---------     ---------     ---------       ---------
Operating income ............          5,830       6,040        16,468            --          28,338
                                   ---------   ---------     ---------     ---------       ---------
Other income (expense):
  Equity in earnings of
     subsidiaries, net of tax         11,465       7,594            --       (19,059)             --
  Transaction related expense         (5,700)       (666)         (622)           --          (6,988)
  Intercompany charges ......            378       1,515        (1,893)           --              --
  Interest income ...........          1,076          --            32            --           1,108
  Interest expense ..........            169        (117)       (1,387)           --          (1,335)
  Other income (expense) ....            128          --           (96)           --              32
                                   ---------   ---------     ---------     ---------       ---------
     Total other income
        (expense) ...........          7,516       8,326        (3,966)      (19,059)         (7,183)
                                   ---------   ---------     ---------     ---------       ---------
Income before income taxes
     and minority interest ..         13,346      14,366        12,502       (19,059)         21,155

Income tax expense ..........          2,489       2,901         4,831            --          10,221

Minority interest ...........             --          --            77            --              77
                                   ---------   ---------     ---------     ---------       ---------
     Net income .............      $  10,857   $  11,465     $   7,594     $ (19,059)      $  10,857
                                   =========   =========     =========     =========       =========

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  Supplemental Guarantor Financial Information (Continued):

               Condensed Consolidating Statement of Income (Loss)
                      For the year ended December 31, 1997
                                 (in thousands)

                                                Guarantor    Nonguarantor
                                      Parent   Subsidiaries  Subsidiaries   Eliminations  Consolidated
                                      ------   ------------  ------------   ------------  ------------
Revenues .....................     $ 117,118   $ 133,042     $ 241,314     $      --       $ 491,474
                                   ---------   ---------     ---------     ---------       ---------
Operating expenses:
  Cost of services ...........        60,391      71,703       138,848            --         270,942
  Selling, general and
    administrative expenses ..        52,950      47,634        85,005            --         185,589
  Restructuring expenses .....         2,148          --        13,533            --          15,681
                                   ---------   ---------     ---------     ---------       ---------
     Total operating expenses.       115,489     119,337       237,386            --         472,212
                                   ---------   ---------     ---------     ---------       ---------
     Operating income ........         1,629      13,705         3,928            --          19,262
                                   ---------   ---------     ---------     ---------       ---------
Other income (expense):
  Equity in earnings (losses)
     of subsidiaries, net
     of tax ..................         4,390      (4,958)           --           568              --
  Intercompany charges .......           673       1,877        (2,550)           --              --
  Interest income ............           213          --           348            --             561
  Interest expense ...........        (2,632)       (889)       (2,136)           --          (5,657)
  Other income (expense) .....           178         (55)            3            --             126
                                   ---------   ---------     ---------     ---------       ---------
     Total other income
        (expense) ............         2,822      (4,025)       (4,335)          568          (4,970)
                                   ---------   ---------     ---------     ---------       ---------
Income (loss) before income
     taxes and minority
     interest ................         4,451       9,680          (407)          568          14,292

Income tax expense ...........         1,639       5,290         4,377            --          11,306

Minority interest ............            --          --           174            --             174
                                   ---------   ---------     ---------     ---------       ---------
Net income (loss) ............     $   2,812   $   4,390     $  (4,958)    $     568       $   2,812
                                   =========   =========     =========     =========       =========

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  Supplemental Guarantor Financial Information (Continued):

               Condensed Consolidating Statement of Income (Loss)
                      For the year ended December 31, 1998
                                 (in thousands)

                                                Guarantor    Nonguarantor
                                      Parent   Subsidiaries  Subsidiaries   Eliminations  Consolidated
                                      ------   ------------  ------------   ------------  ------------
Revenues .......................   $ 133,640   $ 180,860     $ 271,818     $      --       $ 586,318
                                   ---------   ---------     ---------     ---------       ---------
Operating expenses:
  Cost of services .............      72,446      99,121       160,019            --         331,586
  Selling, general and
     administrative
     expenses ..................      65,881      62,246       107,773            --         235,900
  Restructuring expenses .......          --          --         6,607            --           6,607
                                   ---------   ---------     ---------     ---------       ---------
     Total operating expenses ..     138,327     161,367       274,399            --         574,093
                                   ---------   ---------     ---------     ---------       ---------

     Operating income (loss) ...      (4,687)     19,493        (2,581)           --          12,225
                                   ---------   ---------     ---------     ---------       ---------
Other income (expense):
  Equity in earnings (losses)
     of subsidiaries, net
     of tax ....................       6,297      (7,740)           --         1,443              --
  Intercompany charges .........       1,387       2,812        (4,199)           --              --
  Interest income ..............         455          --           470            --             925
  Interest expense .............      (9,004)       (807)       (3,861)           --         (13,672)
  Other income (expense) .......         310          (1)          (46)           --             263
                                   ---------   ---------     ---------     ---------       ---------
     Total other income
       expense .................        (555)     (5,736)       (7,636)        1,443         (12,484)
                                   ---------   ---------     ---------     ---------       ---------
Income (loss) before income
     taxes and minority
     interest ..................      (5,242)     13,757       (10,217)        1,443            (259)

Income tax expense .............      (4,668)      7,460        (1,826)           --             966

Minority interest ..............          --          --          (651)           --            (651)
                                   ---------   ---------     ---------     ---------       ---------
     Net income (loss)
       from continuing
       operations ..............        (574)      6,297        (7,740)        1,443            (574)

     Extraordinary loss
       on refinancing of debt,
       net of taxes ............        (514)         --            --            --            (514)
                                   ---------   ---------     ---------     ---------       ---------
     Net income (loss) .........   $  (1,088)  $   6,297     $  (7,740)    $   1,443       $  (1,088)
                                   =========   =========     =========     =========       =========

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 Condensed Consolidating Statement of Cash Flows
                      For the year ended December 31, 1996
                                 (in thousands)

16.  Supplemental Guarantor Financial Information (Continued):

                                                Guarantor    Nonguarantor
                                      Parent   Subsidiaries  Subsidiaries   Eliminations  Consolidated
                                      ------   ------------  ------------   ------------  ------------
Net cash provided by operating
     activities .................  $ 13,942    $  3,525      $ 18,376      $     --        $ 35,843
                                   --------    --------      --------      --------        --------
Cash flows from investing
     activities:
  Investments in subsidiaries ...   (37,823)    (11,131)           --        48,954              --
  Acquisitions, net of cash
     acquired ...................        --      (4,216)      (23,720)           --         (27,936)
  Purchases of property and
     equipment ..................   (21,362)     (3,539)      (15,053)           --         (39,954)
  Proceeds from sales of
     property and equipment .....        --          --           199            --             199
  Investment in marketable
     securities .................   (63,793)         --            --            --         (63,793)
  Sale of marketable
     securities .................    76,840          --            --            --          76,840
Changes in other assets, net ....      (274)         --          (106)           --            (380)
                                   --------    --------      --------      --------        --------
Net cash used in investing
     activities .................   (46,412)    (18,886)      (38,680)       48,954         (55,024)
                                   --------    --------      --------      --------        --------
Cash flows from financing
     activities:
  Borrowings on notes payable ...    15,835          --         1,334            --          17,169
  Repayments of notes payable ...   (15,835)       (191)           --            --         (16,026)
  Borrowings on long-term
     debt .......................       500          --            --            --             500
  Repayment of long-term debt
     and capital lease
     obligations ................      (515)       (631)       (1,161)           --          (2,307)
  Net borrowings and payments
     on note to parent ..........        --     (20,415)       20,415            --              --
  Net capital contribution
     from parent ................        --      37,823        11,131       (48,954)             --
  Repayment of redeemable
     preference shares ..........        --          --        (2,075)           --          (2,075)
  Common stock issued, net of
     expenses ...................    42,339          --            --            --          42,339
                                   --------    --------      --------      --------        --------
Net cash provided by financing
     activities .................    42,324      16,586        29,644       (48,954)         39,600
                                   --------    --------      --------      --------        --------
Effect of exchange rates on
     cash .......................        --          --           760            --             760
                                   --------    --------      --------      --------        --------
Net increase in cash ............     9,854       1,225        10,100            --          21,179
Cash and cash equivalents,
     beginning of year ..........     3,448         634           449            --           4,531
                                   --------    --------      --------      --------        --------
Cash and equivalents, end of
     year .......................  $ 13,302       1,859      $ 10,549      $     --        $ 25,710
                                   ========    ========      ========      ========        ========

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 Condensed Consolidating Statement of Cash Flows
                      For the year ended December 31, 1997
                                 (in thousands)

16.      Supplemental Guarantor Financial Information (Continued):

                                                     Guarantor    Nonguarantor
                                           Parent   Subsidiaries  Subsidiaries   Eliminations  Consolidated
                                           ------   ------------  ------------   ------------  ------------
Net cash provided by operating
     activities .....................   $   7,157    $   8,466    $   3,391    $      --    $  19,014
                                        ---------    ---------    ---------    ---------    ---------
Cash flows from investing
activities:
  Investments in
      subsidiaries ..................     (61,787)     (42,917)          --      104,704           --
  Purchases of property and
      equipment .....................     (29,569)     (14,463)     (25,405)          --      (69,437)
  Proceeds from sales of
      property and equipment ........       2,196           --          515           --        2,711
  Acquisitions, net of cash
      acquired ......................     (19,722)     (12,207)     (15,094)          --      (47,023)
  Settlement of purchase price
      payable .......................          --           --      (13,934)          --      (13,934)
  Sale of marketable
      securities ....................         558           --           --           --          558
  Changes in other assets,
      net ...........................      (1,925)          --       (2,303)          --       (4,228)
                                        ---------    ---------    ---------    ---------    ---------
Net cash used in investing
     activities .....................    (110,249)     (69,587)     (56,221)     104,704     (131,353)
                                        ---------    ---------    ---------    ---------    ---------
Cash flows from financing activities:
  Borrowings on notes payable .......      68,291           --       15,016           --       83,307
  Repayments of notes payable .......     (68,291)          --         (149)          --      (68,440)
  Borrowings on long-term
     debt ...........................     360,124           --          274           --      360,398
  Repayment of long-term ............    (259,948)          --         (551)          --     (260,499)
     debt
  Net capital contribution
     from parent ....................          --       61,787       42,917     (104,704)          --
  Common stock issued, net of
     expenses .......................         228           --           --           --          228
  Payments on capital lease
     obligations ....................          --         (450)      (1,761)          --       (2,211)
  Other ...............................       900           --           --           --          900
                                        ---------    ---------    ---------    ---------    ---------
Net cash provided by financing
     activities .....................     101,304       61,337       55,746     (104,704)     113,683
                                        ---------    ---------    ---------    ---------    ---------
Effect of exchange rates on
     cash ...........................          --           --       (2,769)          --       (2,769)
                                        ---------    ---------    ---------    ---------    ---------
Net increase (decrease) in ..........      (1,788)         216          147           --       (1,425)
     cash ...........................
Cash and cash equivalents,
     beginning of year ..............      13,302        1,859       10,549           --       25,710
                                        ---------    ---------    ---------    ---------    ---------
Cash and equivalents, end of
     year ...........................   $  11,514    $   2,075    $  10,696    $      --    $  24,285
                                        =========    =========    =========    =========    =========

                       SITEL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 Condensed Consolidating Statement of Cash Flows
                      For the year ended December 31, 1998
                                 (in thousands)

16.      Supplemental Guarantor Financial Information (Continued):

                                                    Guarantor    Nonguarantor
                                          Parent   Subsidiaries  Subsidiaries   Eliminations  Consolidated
                                          ------   ------------  ------------   ------------  ------------
Net cash provided by (used in)
     operating activities ...........   $ (14,118)   $  23,289    $   8,572    $      --    $  17,743
                                        ---------    ---------    ---------    ---------    ---------
Cash flows from investing
activities:
  Investments in subsidiaries .......      13,372       (6,526)          --       (6,846)          --
  Dividend on common stock ..........          --       10,000           --      (10,000)          --
  Purchases of property and
      equipment .....................     (15,925)      (6,979)     (29,129)          --      (52,033)
  Proceeds from sales of
      property and equipment ........          --           --        1,513           --        1,513
  Proceeds from sale-
      leasebacks of facilities ......       9,397           --           --           --        9,397
  Acquisitions, net of cash
      acquired ......................          --           --       (2,193)          --       (2,193)
  Sale of marketable
      securities ....................         257           --           --           --          257
                                        ---------    ---------    ---------    ---------    ---------
Net cash provided by (used in)
     investing activities ...........       7,101       (3,505)     (29,809)     (16,846)     (43,059)
                                        ---------    ---------    ---------    ---------    ---------
Cash flows from financing activities:
  Borrowings on notes payable .......          --           --       20,294           --       20,294
  Repayments of notes payable .......          --           --       (4,398)          --       (4,398)
  Borrowings on long-term
     debt ...........................     147,767           --        2,150           --      149,917
  Repayment of long-term
     debt and capital lease
     obligations ....................    (146,620)          --       (7,840)          --     (154,460)
  Payment of long-term debt
     issuance costs .................      (3,228)          --           --           --       (3,228)
  Net capital contribution
     from parent ....................          --      (13,372)       6,526        6,846           --
  Net borrowings and payments
     on note to parent ..............          --       (7,297)       7,297           --           --
  Dividend on common stock ..........          --           --      (10,000)      10,000           --
  Capital contribution from
     subsidiary shareholder .........          --           --        1,400           --        1,400
  Sale of stock of
     subsidiaries ...................          --           --        6,541           --        6,541
  Common stock issued, net of
     expenses .......................           3           --           --           --            3
  Other .............................          (9)          --           --           --           (9)
                                        ---------    ---------    ---------    ---------    ---------
Net cash provided by (used in)
     financing activities ...........      (2,087)     (20,669)      21,970       16,846       16,060
                                        ---------    ---------    ---------    ---------    ---------
Effect of exchange rates on cash ....          --           --         (557)          --         (557)
                                        ---------    ---------    ---------    ---------    ---------
Net increase (decrease) in cash .....      (9,104)        (885)         176           --       (9,813)

Cash and cash equivalents,
     beginning of year ..............      11,514        2,075       10,696           --       24,285
                                        ---------    ---------    ---------    ---------    ---------
Cash and equivalents, end of
     year ...........................   $   2,410    $   1,190    $  10,872    $      --    $  14,472
                                        =========    =========    =========    =========    =========

                       INDEPENDENT AUDITORS' REPORT ON THE
                          FINANCIAL STATEMENT SCHEDULE

The Board of Directors
SITEL Corporation:

Under date of February 5, 1999, we reported on the consolidated balance sheets of SITEL Corporation and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements and our report thereon are incorporated by reference in the annual report on Form 10-K for the year ended December 31, 1998. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule in the Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                                 /s/KPMG Peat Marwick LLP

Omaha, Nebraska
February 5, 1999

                       SITEL CORPORATION AND SUBSIDIARIES

                                   SCHEDULE II
                        VALUATION AND QUALIFYING ACCOUNTS
                             (dollars in thousands)

                                                                  ACCOUNTS
            DESCRIPTION               BEGINNING    BAD DEBT      CHARGED TO     ENDING
                                       BALANCE      EXPENSE      ALLOWANCE      BALANCE
Allowance for doubtful accounts
for trade receivables
Year ended December 31, 1996             $937        2,845           594        $3,188

Allowance for doubtful accounts
for trade receivables
Year ended December 31, 1997           $3,188        2,410           499        $5,099

Allowance for doubtful accounts
for trade receivables
Year ended December 31, 1998           $5,099        1,087         2,216        $3,970

                 See accompanying independent auditors' report.

                                      S-2